Aircraft Use/Management Agreement

Elite Aviation VGT, LLC

This use/management agreement is made and effective this 1st day of September in the year 2011 by and between General Aircraft, Inc. (Owner), located at 2634 Airport Drive, #103, North Las Vegas, NV 89032, and Elite Aviation VGT LLC

(Manager).

Whereas Owner desires allow use/management of certain tangible personal property commonly known as a Robinson R44 Raven II, registry N881KE, serial # 10031.

In consideration of the mutual covenants and promises hereinafter set forth, the parties agree as follow:

Aircraft: Owner hereby allows the Manager, and Manager hereby uses from Owner, the following described aircraft: Robinson R44 Raven II, registry N881KE, serial 10031 (Aircraft). The aircraft will be delivered to the Manager in an AIRWORTHY CONDITION with a current "Annual Inspection" and "100 Hour Inspection," if applicable, with a beginning "Tach" meter time of 1447.9. The aircraft has an airframe "Total Time" of 1447.9.

Term: The term of this agreement shall commence on the 1st day of September in the year 2011 on a month-to-month basis, during which time this Agreement may be terminated by either party by giving a notice of intention to terminate in writing with at least 90 days notice.

Use: Manager shall use the Aircraft in a safe and appropriate manner and shall comply with and conform to all national, state, municipal, and other laws ordinances and regulations in any way relating to the possession, use or maintenance of the Aircraft.

Owner understands that the Aircraft is to be used for "rental" and "flight training", which is a high risk activity, and Manager shall not be held responsible for any damage that may be experienced during "rental" or "flight training".

Rental Rate: The Owner agrees to an initial end user rental rate of $ 380.00 per Hobbs hour regular rate and $ 360.00 per Hobbs hour block rate. Owner understands that due to the nature of the business it may be necessary for the Manager to adjust the end user rental rate from time to time to allow for fluctuations in operating costs or to address changes in competitor pricing or as a method to promote interest in the aircraft through special promotional offerings. Therefore, Manager reserves the right to adjust the end user rental rate as reasonable without prior notification to Owner, but will notify Owner within a reasonable amount of time that the change occurred.

Repairs: Owner, at its own cost and expense, shall keep the Aircraft in good repair, condition and working order and shall pay for all parts, mechanisms, devices, or materials required, keeping the Aircraft in good mechanical working order. All repairs and inspections shall be billed to Owner at a rate congruent with the average local rate. Parts for repair and maintenance shall be purchased by Manager and charged back to Owner. Manager shall not be responsible for any downtime that may be incurred in this instance.

Manager will make every effort to ensure that the Aircraft experience as little downtime as possible due to maintenance concerns. To this end, it may be necessary for Manager to utilize other maintenance resources in order to more rapidly return the Aircraft to service. In this event, labor rates charged may be higher than that stated above. Manager will make every attempt to inform Owner prior to commencing with work under this circumstance.

Owner has the option to require that parts or materials in excess of $750 require prior authorization before purchase. Manager will not be responsible for downtime that may be experienced while waiting for such authorization.

Owner waives this requirement by initialing here: _______

Fees for repairs, maintenance, or inspections will be billed monthly to Owner and documented in the Monthly Billing Statement (Statement). Owner understands that the following Hobbs time is non-revenue time: (i) time needed to diagnosis or confirm aircraft discrepancies, (ii) time for maintenance flights required before an A&P or IA sign-off; (iii) time used in repositioning aircraft for activities directly related to managing the aircraft.

Owner has the right to request that all mechanical work be performed by a mechanic or repair station of its choosing; however Manager will not be responsible for increased downtime or transportation expenses required to deliver the Aircraft to the desired mechanic or repair station. Further, the Owner will directly pay for all work performed under these circumstances.

Owner waives this option by initialing here: _______

Owner wishes to exercise this option and desires the use of the repair station/mechanic as indicated herewith:

_______________________________________________________________________________.

Responsibilities & Fees:

The Owner shall be responsible for the following:

• Payment of all debt service, applicable property and other taxes, license and registration fees.

• Tie-down rate of $ 65.00 per month or Covered Parking rate of $ 150.00 per month or Hangar Parking rate of $ 450.00 per month as applicable and at the request of the aircraft owner unless the owner requests to park their aircraft in their own hangar.

• Estimated insurance payments of $ 1500.00 monthly as determined by the number of days in each month as calculated by Manager's insurance agent. This insurance rate will be the actual rate charged by the insurer for the aircraft.

• Fuel and regular operating oil: Calculated using the actual VGT field delivery rate the Manager is being charged.

• Manager's management fee is calculated using the following scale and is based upon Billable Hobbs hours and gross revenue:

o    0 to 10 hours =15%

o    11 to 25 hours =17%

o    26 + hours =19%

Payment of Gross Rental Revenues and Expenses and Fees: Rental revenues are calculated on a calendar monthly schedule. Manager shall remit to Owner the gross rental revenues for each month within ten (10) business days after the end of each month. Owner shall remit to Manager payment for all expenses and fees, including monthly management fees, as detailed in the Monthly Billing Statement, within ten (10) business days after the end of each month. Owner understands that occasional delays may be experienced based on availability of all information required to create a complete accounting. Unless otherwise stipulated, payment obligations will commence after the close of the first full calendar month from the date of the delivery of the Aircraft to the Manager; charges due from a partial first month fixed costs will be prorated and added to the following month balance.

Manager will not provide interim revenue reports, unless otherwise arranged in advance. All reporting will be given after the close of the month in the regular Settlement report. At no time will Manager provide detailed accounting reports where proprietary costing or customer data may be disclosed.

Surrender: Upon the expiration or earlier termination of this Agreement, Manager shall return the Aircraft to Owner in good repair, condition and working order, ordinary wear & tear resulting from proper use thereof excepted, by delivering the Aircraft at Manager's cost and expense to such place as Owner shall specify within the city or county in which the same was delivered to Manager.

Insurance: Manager shall procure and continuously maintain insurance for all risk against loss of or damage to the Aircraft, naming the Owner as loss payee, and liability and property damage insurance with limits as approved by Owner, naming the Owner as additionally named insured and a loss payee. Manager shall provide Owner with an original policy or certificate evidencing such insurance. Hull value for this Aircraft shall be $220,000. Owner shall be responsible for up to $1000.00 for claims in motion for the Aircraft. Manager shall not be responsible for acts of vandalism beyond its control. Manager is not responsible to pay any loss of use claims for Aircraft resulting from damage or being rendered inoperable for any reason.

Unless otherwise arranged in advance, down payments for any required insurance premiums shall be paid upon Aircraft acceptance into the insurance policy. Premium refunds can only be made at the end of the insurance policy period in the event of early termination of this Agreement, unless otherwise allowed by the insurance policy.

Reserve for Taxes: Owner must supply all corporate reporting information, including a Federal Tax Id or Social Security Number, to comply with Federal vendor tax reporting (1099). Without this information, Manager will deduct up to one-third (1/3) of the proceeds from each month as a tax withholding. Such withholding will be released to Owner upon proof of Federal income tax filing of the revenues from this agreement.

Default: If Manager fails to make payments of proceeds described herein within ten (l0) business days after the same is due and payable, or if Manager fails to observe, keep or perform any other provision of this Agreement required to be observed, kept or performed by Manager, Owner shall have the right to exercise any one or more of the following remedies: (i)take possession of the Aircraft, without demand or notice, wherever it may be located, without court order or other process of law; (ii)terminate this Agreement. Early termination under this provision without legitimate proof of due cause may result in legal or other action undertaken by Manager against Owner.

Ownership: The Aircraft is, and shall at all times be and remain, the sole and exclusive property of the Owner. The Manager shall have no right, title or interest therein or thereto except as expressly set forth in this Agreement.

Covenant not to compete: For a period of 60 days after the termination of this agreement, Owner shall not within the environment of North Las Vegas Airport, Henderson Executive, directly or indirectly, either for Owner's own account or as a partner, shareholder, officer, director, employee, agent or otherwise place or operate the Aircraft with another business that is the same or similar to the business conducted by the Manager.

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In the event any of the provisions of this paragraph are determined to be invalid by reason of their scope or duration, this paragraph shall be deemed modified to the extent required to cure the invalidity. In the event of a breach, or a threatened breach, of this paragraph, Manager or Owner shall be entitled to obtain an injunction restraining the commitments or continuance of the breach, as well as any other legal or equitable remedies permitted by law.

Entire Agreement: This Agreement constitutes the entire agreement between the parties on the subject matter hereof and it shall not be amended, altered or changed except by a further writing signed by the parties hereto.

Notices: Service of all notices under this Agreement shall be sufficient if given personally or by certified mail, return receipt requested, postage prepaid, at the address hereinafter set forth, or to such address as such party may provide in writing from time to time.

Assignment: Manager shall not assign this Agreement or its interest in the Aircraft without prior written consent of Owner.

Force Majeure: Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts, orders or restrictions, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-conforming party.

Governing Law: This Agreement shall be construed and enforced according to laws of the State of Nevada.

In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

/s/ Ian Johnson Owner Signature
Ian Johnson Printed Name and Title	Tax ID: 45-2952962
5389 Golden Barrel Ave Street Address
Las Vegas, NV 89141 City, State, Zip
Jason Duncan Manager
Jason Duncan, Manager Printed Name & Title

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